Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 4, 2005, except for Note 13, as to which the date is March 25, 2005, in Amendment No. 3 to the Registration Statement (Form S-3 No. 333-128893) and related Prospectus of Jameson Inns, Inc. for the registration of 13,898,916 shares of its common stock.

/s/ Ernst & Young LLP

Atlanta, Georgia

December 19, 2005